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                                                               Exhibit 99.(a)(4)

                          OFFER TO PURCHASE FOR CASH
             ALL OUTSTANDING COMMON SHARES OF BENEFICIAL INTEREST,
                           PAR VALUE $0.01 PER SHARE
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                      of

                            CABOT INDUSTRIAL TRUST

                                      at

                             $24.00 Net Per Share

                                      by

                           ROOSTER ACQUISITION CORP.
                           a wholly owned subsidiary

                                      of

                      CALWEST INDUSTRIAL PROPERTIES, LLC

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON TUESDAY, DECEMBER 4, 2001 UNLESS THE OFFER IS EXTENDED.

                                                               November 5, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   We have been appointed by Rooster Acquisition Corp., a Maryland corporation ("Rooster Acquisition Corp.") and wholly owned subsidiary of CalWest Industrial Properties, LLC, a California limited liability company ("CalWest"), to act as Dealer Managers in connection with the offer by Rooster Acquisition Corp. to purchase all the issued and outstanding common shares of beneficial interest, par value $0.01 per share ("Common Shares"), including the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of June 11, 1998, as amended and restated as of September 10, 1998, and as further amended on October 28, 2001, between Cabot Industrial Trust, a Maryland real estate investment trust ("Cabot"), and EquiServe Limited Partnership (as successor to BankBoston, N.A.), as Rights Agent, of Cabot at a purchase price of $24.00 per Common Share, net to the seller in cash (less any required withholding taxes), without interest (such amount, or any greater amount per Common Share paid pursuant to the Offer, the "Per Share Amount"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 5, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee.

   The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer the number of Common Shares that shall constitute at least two-thirds of the then outstanding Common Shares on a fully diluted basis (including, without limitation, all shares issuable upon the conversion of any convertible securities or upon the exercise or conversion of any units of common limited partnership interest in Cabot Industrial Properties L.P., a Delaware limited partnership ("Units"), options, warrants or rights) and (ii) the expiration or termination prior to the expiration of the Offer of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See the Introduction and Section 14 of the Offer to Purchase.

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   THE BOARD OF TRUSTEES (THE "BOARD") OF CABOT HAS UNANIMOUSLY DETERMINED THAT
THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, TAKEN TOGETHER, ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF CABOT AND ITS SHAREHOLDERS AND VOTED TO APPROVE THE MERGER AGREEMENT AND RECOMMEND ACCEPTANCE AND APPROVAL BY THE HOLDERS OF COMMON SHARES OF THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND THAT SUCH HOLDERS TENDER THEIR COMMON SHARES.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 28, 2001 (the "Merger Agreement"), by and among Rooster Acquisition Corp., CalWest, Cabot and Cabot Industrial Properties, L.P., a Delaware limited partnership and majority owned subsidiary of Cabot of which Cabot is the sole general partner. Pursuant to the Merger Agreement, among other things, if Rooster Acquisition Corp. acquires or otherwise owns, pursuant to the Offer or otherwise, in the aggregate the number of Common Shares that shall constitute at least two-thirds of the then outstanding Common Shares on a fully diluted basis (including, without limitation, all shares issuable upon the conversion of any convertible securities or upon the exercise or conversion of any Units, options, warrants or rights), Rooster Acquisition Corp. shall merge with and into Cabot with Cabot surviving the merger (the Merger") in accordance with Maryland law. At the effective time of the Merger (the "Effective Time"), each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares that are owned by Rooster Acquisition Corp., CalWest or any direct or indirect wholly owned subsidiary of CalWest) shall be canceled and converted automatically into the right to receive the Per Share Amount in cash, without interest, upon the terms and subject to the conditions provided in the Merger Agreement. The Merger Agreement is more fully described in the Offer to Purchase.

   Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

   1. The Offer to Purchase, dated November 5, 2001.

   2. The Letter of Transmittal for your use to tender Common Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Common Shares.

   3. A printed form of letter which may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

   4. The Notice of Guaranteed Delivery for Common Shares to be used to accept the Offer if certificates for Common Shares ("Share Certificates") and all other required documents are not immediately available or cannot be delivered to Computershare Trust Company of New York (the "Depositary") by the Expiration Date (as defined in Section 1 of the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

   5. A letter to shareholders from Ferdinand Colloredo-Mansfeld, the Chairman and Chief Executive Officer of Cabot, accompanied by Cabot's
Solicitation/Recommendation Statement on Schedule 14D-9.

   6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

   7. A return envelope addressed to the Depositary.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 4, 2001, UNLESS THE OFFER IS EXTENDED.

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   In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Common Shares, and any other required documents, should be sent to the Depositary and either Share Certificates representing the tendered Common Shares should be delivered to the Depositary or Common Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   If a shareholder wants to tender Common Shares in the Offer, but Share Certificates are not immediately available, time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, such shareholder may tender such Common Shares by following the procedures for guaranteed delivery set forth in Section 3 in the Offer to Purchase.

   Rooster Acquisition Corp. will not pay any commissions or fees to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Common Shares pursuant to the Offer. Rooster Acquisition Corp. will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Rooster Acquisition Corp. will pay or cause to be paid any stock transfer taxes applicable to its purchase of Common Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from Mackenzie Partners, Inc., as the Information Agent, or Goldman, Sachs & Co., as the Dealer Managers, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          Goldman, Sachs & Co.


 NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF CALWEST, ROOSTER ACQUISITION CORP., CABOT, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE
   OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY
    DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS
                              CONTAINED THEREIN.

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